NEWS RELEASE

FOR IMMEDIATE RELEASE

RUBY TUESDAY, INC. REPORTS PRELIMINARY SECOND QUARTER FISCAL 2008 SAME-RESTAURANT SALES AND ESTIMATED DILUTED PER SHARE RESULTS

MARYVILLE, TN – December 20, 2007 – Ruby Tuesday, Inc. today reported that preliminary second quarter fiscal 2008 same-restaurant sales decreased 10.8% and 8.7% at Company-owned and domestic franchise restaurants, respectively as compared to a decrease of 0.2% at Company-owned restaurants and an increase of 4.0% at domestic franchise restaurants in the second quarter of the prior fiscal year. The Company estimates a diluted loss per share of $0.18 to $0.21 for the Company’s second quarter of fiscal 2008 which ended on December 4, 2007. This compares to diluted earnings per share of $0.28 for the second quarter of the prior year. The diluted per share impact of costs associated with the Company’s remodel initiative in the second quarter of fiscal 2008 was $0.07.

Sandy Beall, Founder and CEO, commented, “We are nearly through a brand repositioning during which we have differentiated our brand from other bar and grill restaurants in both look and feel and upgraded our food, image, and service. This is resulting in very high guest satisfaction scores for overall value, intent to revisit, and likelihood to recommend which we are convinced will better position our brand for the long term.

“We will have aggressively remodeled approximately 500 restaurants this calendar year. Our brand is now fresher, more relevant, and appeals to a broader range of guests. Given that the bar and grill segment is maturing, we feel it is important to invest, differentiate, and strengthen our brand to be better positioned to benefit from increased segment demand and more limited supply as the consumer and economy recover. Our focus is on achieving positive traffic. We

Ruby Tuesday, Inc.

News Release

December 20, 2007

Page	- 2 -

have improved our guest count versus casual dining, based on Knapp Track™, by narrowing the guest count gap from off approximately 9% in August to off Knapp Track™ approximately 4% in November. In such a difficult environment, this is good progress and momentum.

“Our profit issues are primarily related to our sales and our remodelings, but they are also negatively affected by our investments in gracious hospitality (our service system), better menu and food (uncompromising freshness and quality), and our pricing strategies (high quality, targeted coupons and key menu value pricing) all of which are having a significant combined effect in both dollars and as a percent of sales. If sales improve through the balance of the year as expected, and with the remodels behind us, profits should improve significantly. We have excellent control systems but have not managed profits as effectively in a declining sales environment while we are investing in and improving our brand. It is difficult to cut costs while upgrading quality at the same time, and we are committed to being better while operating at high quality casual dining levels.

“Our restaurants have a great new look, better and higher quality food, better service and image, and overall higher levels of guest satisfaction to drive traffic, sales, profits, and the resulting free cash flow in the future. We are running the Company for the long term. The casual dining industry has changed over the last three to four years and we have changed and invested significantly to better position our brand for the future. I would encourage any of you to visit our restaurants to experience our brand first-hand. We feel we have the right plans for the future and are totally focused on making the Company better and stronger every day.

The Company plans to update its previously provided diluted earnings per share guidance in conjunction with its scheduled release of full second quarter fiscal 2008 results on January 9,

Ruby Tuesday, Inc.

News Release

December 20, 2007

Page	- 3 -

2008. Beginning with the release of second quarter results, the Company will no longer report the same-restaurant sales results for periods outside the current fiscal quarter, but will report monthly same-restaurant sales results at the end of each quarter with the release of full quarterly results.

Ruby Tuesday, Inc. is traded on the New York Stock Exchange (Symbol: RT).

For more information, contact:
Shannon Hepp	Phone: 865-379-5700

The Company will release second quarter fiscal 2008 earnings on January 9, 2008 and host a conference call, which will be a live web-cast, that same afternoon at 5:00 p.m. Eastern Time. The call will be available live at the following websites:

http://www.rubytuesday.com

http://www.fulldisclosure.com

Special Note Regarding Forward-Looking Information

This press release contains various forward-looking statements which represent the Company’s expectations or beliefs concerning future events, including one or more of the following:  future financial performance and restaurant growth (both Company-owned and franchised), future capital expenditures, future borrowings and repayment of debt, payment of dividends, stock repurchases, and restaurant and franchise acquisitions and re-franchises. The Company cautions the reader that a number of important factors and uncertainties could, individually or in the aggregate, cause actual results to differ materially from those included in the forward-looking statements, including, without limitation, the following: changes in promotional, couponing and advertising strategies; guests’ acceptance of changes in menu items; changes in our guests’ disposable income; consumer spending trends and habits; mall-traffic trends; increased competition in the restaurant market; weather conditions in the regions in which Company-owned and franchised restaurants are operated; guests’ acceptance of the Company’s development prototypes and remodeled restaurants; laws and regulations affecting labor and employee benefit costs, including further potential increases in federally mandated minimum wage; costs and availability of food and beverage inventory; the Company’s ability to attract qualified managers, franchisees and team members; changes in the availability and cost of capital; impact of adoption of new accounting standards; impact of food-borne illnesses resulting from an outbreak at either Ruby Tuesday or other restaurant concepts; effects of actual or threatened future terrorist attacks in the United States; significant fluctuations in energy prices; and general economic conditions.